Exhibit 5

BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, Massachusetts 02110

August 28, 2006

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421

Re:   Registration Statement on Form S-8 Under the Securities Act of 1933, as amended

Dear Sir or Madam:

We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on August 28, 2006 (the “Registration Statement”).

The Registration Statement covers the registration of an additional 150,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), which are to be issued by the Company upon the grant of shares of restricted stock or the exercise of stock options issued or to be issued pursuant to the Cubist Pharmaceuticals, Inc. Amended and Restated 2002 Directors’ Equity Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued upon the granting of awards for shares of restricted stock or upon the exercise of options granted or to be granted pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon duly granting awards for shares of restricted stock pursuant to the Plan or upon the exercise of options duly granted pursuant to the Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP
BINGHAM MCCUTCHEN LLP